UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 10, 2010
Date of Report (Date of earliest event reported)

SMART-TEK SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-29895	98-0206542
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1100 Quail Street, Suite 430, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

866-257-6675
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Amendment of Material Definitive Agreement.

On December 9, 2010, the board of Smart-Tek Solutions Inc. (“Smart-Tek”) amended the marketing agreement entered into on June 17, 2009 in order to clarify basis for calculating the shares to be issued for compensation pursuant to the marketing agreement. The agreement was between Smart-Tek Solutions Inc., its wholly owned subsidiary Smart-Tek Automated Services, Inc., and its affiliated businesses (hereinafter collectively referred to as the “Company”) and, Brian Bonar, an individual (hereinafter referred to as the “Marketing Partner”)

Pursuant to the terms of the amended marketing agreement, Brian Bonar agreed to provide certain services to Smart-Tek Automated to promote and market the new business of Smart-Tek to prospective clients, in consideration of which Smart-Tek agreed to pay Mr. Bonar a commission consisting of the following: For each US$1,000,000 in actual net sales of the Company subsequent to the first aggregate of US $20,000,000 in actual net sales and up to the first aggregate of US $30,000,000 in actual net sales of the Company, introduced by Marketing Partner to the Company (the “Client Contacts”), Marketing Partner will receive 4,500,000 Shares without further compensation. The maximum aggregate Shares that may be issued to the Marketing Partner under the Agreement are 45,000,000 Shares.

After an aggregate of US$30,000,000 in actual net sales is reached by the Company resulting from Client contacts introduced by Marketing Partner to the Company, Marketing Partner will receive two percent (2%) of annual net revenues of the Company for the amounts in excess of US$5,000,000 of actual net revenues in any given fiscal year in cash.

The agreement is for an indefinite term and may be terminated by either party without cause on 30 days written notice.

A copy of the Amended Marketing Partner Agreement is filed as Exhibit 10.1 to this current report on Form 8-K. For a complete description of all of the terms and conditions of the agreement please refer to the attached Exhibit.

Item 8.01 Other Events.

The following gives details pertaining to the following: General Release of Claims Agreement entered into between RICHARDSON PATEL LLP and Smart-Tek Solutions, Inc., and the cancelation of the Stock Certificate issued to Brian Bonar pursuant to the marketing agreement entered into on June 17, 2009.

General Release of Claims Agreement Entered into between Richardson Patel LLC and Smart-Tek Solutions, Inc.

On December 2, 2010, Richardson Patel LLC and Smart-Tek Solutions, Inc., entered into a General Release of Claims Agreement whereby for consideration of $45,000 plus certain stock certificates pledged as collateral from a prior settlement agreement dealing with the same issue, has released Smart-Tek Solutions, Inc. from all claims and demands of any kind arising out of or relating to certain outstanding accounts owed by Smart-Tek Solutions, Inc., to Richardson Patel LLC for legal services rendered. In addition, Richardson Patel LLC expressly stated that it understood that the original certificates pledged were issued pre-reverse split and that the number of shares collateralized were 116,610 post reverse-split shares.

A copy of the General Release is filed as Exhibit 10.2 to this current report on Form 8-K. For a complete description of all of the terms and conditions of the agreement please refer to the attached Exhibit.

Cancellation of the Stock Certificate issued to Brian Bonar

Mr. Bonar cancelled the stock certificate issued to him for 45 million shares of Smart-Tek Solutions, Inc. common stock pursuant to the marketing agreement entered into on June 17, 2009 in order to facilitate the amended marketing agreement entered into on December 9, 2010. The amended agreement was entered into in order to clarify the basis for calculating the shares to be issued to Mr. Bonar as compensation for bringing business to Smart-Tek Automated Services, Inc. a wholly owned subsidiary of Smart-Tek solutions, Inc.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended Marketing Partner Agreement dated December 9, 2010 with Smart-Tek Automated Services, Inc. and Brian Bonar.

10.2	General Release of Claims Agreement Entered into between Richardson Patel LLC and Smart-Tek Solutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART-TEK SOLUTIONS INC.
Date: December 10, 2010
/s/ Brian Bonar
By:
Brian Bonar
CEO